Question 7.c)
-------------
Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 90 consecutive series or portfolio permitted by the form.

								    Is this the
Series								   last filing
Number		Series Name					For this series?
								(Y or N)


115		Power Dividend Index Fund		   	  N
132		Ladenburg Income Fund				  N
133		Ladenburg Income & Growth Fund			  N
134		Ladenburg Growth & Income Fund			  N
135		Ladenburg Growth Fund				  N
136		Ladenburg Aggressive Growth Fund		  N
143		Power Momentum Index Fund			  N
147		Power Dividend Mid-Cap Index Fund		  N
148		Power Floating Rate Index Fund			  N



* Please refer to the Semi-Annual Report to Shareholders to be filed on Form N-CSR for additional information concerning the Funds.